Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-115773

PROSPECTUS SUPPLEMENT #1 TO PROSPECTUS DATED APRIL 29, 2005

TRESTLE HOLDINGS, INC.

1,166,451 shares of Common Stock

This prospectus supplement #1 relates to the resale of up to 1,166,451shares of our issued and outstanding common stock. This is a supplement to the prospectus dated  April 26, 2005 that updated the previos prospectus dated May 21, 2004.

This prospectus supplement #1 contains our quarterly report on Form 10-QSB for the period ended March 31, 2005. This prospectus supplement #1 should be read in conjunction with the prospectus dated April 26, 2005, which is to be delivered with this prospectus supplement # 1.  Addionally, this prospectus supplement #1 contains our current reports on Form 8-K for May 13, 2005 and May 31, 2005 which describes certain transactions between Trestle Holdings, Inc. and Doherty & Company, LLC, an affiliate of Michael Doherty, the Company’s Chairman and Trestle Holdings, Inc. and Michael Doherty. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 13, 2005.

TRESTLE HOLDINGS, INC.

INDEX

ITEM 1. FINANCIAL STATEMENTS:
Consolidated Balance Sheets — March 31, 2005 (Unaudited) and December 31, 2004
Consolidated Statements of Operations (Unaudited) — Quarter ended March 31, 2005 and 2004
Consolidated Statements of Cash Flows (Unaudited) — Quarter ended March 31, 2005 and 2004
Notes to Consolidated Financial Statements
ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ITEM 3. CONTROLS AND PROCEDURES
PART II — OTHER INFORMATION

TRESTLE HOLDINGS, INC.

ITEM I — FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
ASSETS	(Unaudited)
CURRENT ASSETS
Cash	$2,610,000	$2,371,000
Accounts receivable, net of allowance for doubtful accounts of $64,000 and $59,000 at March 31, 2005 and December 31, 2004, respectively	1,450,000	979,000
Inventory	641,000	550,000
Prepaid expenses and other current assets	65,000	85,000
TOTAL CURRENT ASSETS	4,766,000	3,985,000
Fixed assets, net of accumulated depreciation of $371,000 and $342,000 at March 31, 2005 and December 31, 2004, respectively	161,000	117,000
Goodwill	1,514,000	1,514,000
Intangible assets, net of accumulated amortization of $456,000 and $395,000 at March 31, 2005 and December 31, 2004, respectively	1,452,000	335,000
Other assets	178,000	315,000
TOTAL ASSETS	$8,071,000	$6,266,000

See accompanying notes to consolidated financial statements.

	March 31,	December 31,
	2005	2004
LIABILITIES AND STOCKHOLDERS’ EQUITY	(Unaudited)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,117,000	$1,084,000
Deferred revenue	161,000	377,000

TOTAL CURRENT LIABILITIES	1,278,000	1,461,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 40,000,000 shares authorized, 8,257,000 and 6,443,000 issued and outstanding at March 31, 2005 and December 31, 2004, respectively	8,000	6,000
Additional paid in capital	52,925,000	49,613,000
Deferred stock compensation	(47,000)	(53,000)
Accumulated deficit	(46,093,000)	(44,761,000)
Total stockholders’ equity	6,793,000	4,805,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,071,000	$6,266,000

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Quarter Ended March 31,
	2005	2004
REVENUES
Product	$1,004,000	$1,174,000
Software support	88,000	169,000
Total revenues	1,092,000	1,343,000
COST OF SALES	792,000	599,000
GROSS PROFIT	300,000	744,000
OPERATING EXPENSES
Research and development	383,000	412,000
Selling, general and administrative expenses	1,294,000	1,479,000
Total operating expenses	1,677,000	1,891,000
LOSS FROM OPERATIONS	(1,377,000)	(1,147,000)
Interest income and other, net	45,000	19,000
NET LOSS	(1,332,000)	(1,128,000)
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,332,000)	$(1,128,000)

NET LOSS PER SHARE OF COMMON STOCK—Basic and diluted	$(0.18)	$(0.37)

WEIGHTED AVERAGE SHARES OUTSTANDING—Basic and diluted	7,561,000	3,054,000

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Quarter Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(1,332,000)	$(1,128,000)
Adjustments to reconcile loss from continuing operations to net cash provided by/(used in) operating activities:
Depreciation and amortization	90,000	92,000
Provision for doubtful accounts	5,000	2,000
Deferred stock compensation	29,000	67,000
Changes in operating assets and liabilities, net of effects from acquisition/disposition of business:
Accounts receivable	(476,000)	(233,000)
Inventory	(91,000)	50,000
Prepaid expenses and other assets	157,000	200,000
Accounts payable and accrued expenses	33,000	626,000
Deferred revenue	(216,000)	(346,000)
Net cash used in operating activities	(1,801,000)	(670,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(73,000)	(22,000)
Cash paid for acquisition of net assets of InterScope	(178,000)	—
Net cash used in investing activities	(251,000)	(22,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from exercise of common stock options	—	19,000
Offering costs on issuance of common stock	(259,000)	—
Net proceeds from common stock	2,550,000	—
Net proceeds from issuance and conversion of convertible note	—	420,000
Net cash provided by financing activities	2,291,000	439,000
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	239,000	(253,000)
CASH AND CASH EQUIVALENTS, Beginning of period	2,371,000	363,000
CASH AND CASH EQUIVALENTS, End of period	$2,610,000	$110,000

	Quarter Ended March 31,
	2005	2004
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received/(paid) during the period for:
Interest	$5,000	$19,000
Income taxes	$—	$(4,000)
SUPPLEMENTAL DISCLOSURE OF NON CASH TRANSACTIONS
During the first quarter ended March 31, 2005, there was a cashless exercise of 37,000 warrants into 18,000 shares of common stock. Additionally, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $178,000 in cash.

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background —Trestle Holdings (Delaware), Inc. (“Trestle Holdings” or “Company”), through its wholly owned subsidiary, Trestle Acquisition Corp. ("Trestle"), develops and sells digital tissue imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets. Trestle's digital tissue imaging products provide a digital platform to share, store, and analyze tissue images. Trestle's telemedicine product provides healthcare organizations with a cost effective platform for remote examination, diagnosis, and treatment of patients.

On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $178,000 in cash. Concurrently, the Company hired four InterScope employees three of whom were technical personnel and one who was management. For the year ended December 31, 2004, InterScope Technologies reported that they had revenues and net loss of approximately $554,000 and $1.8 million, respectively. As a result of this transaction we anticipate that both research and development and selling, general and administrative expense will increase from their current levels.

Going Concern — The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations since its inception and had an accumulated deficit of approximately $46,093,000 at March 31, 2005.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence. The recovery of the Company’s assets is dependent upon continued operations of the Company.

In addition, the Company’s recovery is dependent upon future events, the outcome of which is undetermined. The Company intends to continue to attempt to raise additional capital, but there can be no certainty that such efforts will be successful.

Basis of Presentation and Principles of Consolidation — The consolidated financial statements reflect the financial position, results of operations and cash flows of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated on consolidation. Certain reclassifications have been made in order to conform to the March 31, 2005 financial statement presentation. These unaudited consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in our Annual Report on Form 10-KSB for the year ended December 31, 2004.

Use of Estimates —The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition — The Company recognizes revenues associated with the Trestle business on product sales after shipment of the product to the customer and formal acceptance by the customer has been received. Depending upon the specific agreement with the customer, such acceptance normally occurs subsequent to one or more of the following events: receipt of the product by the customer, installation of the product by the Company and/or training of customer personnel by the Company. For sales to qualified distributors revenues are recognized upon transfer of title which is generally upon shipment. Revenue collected in advance of product shipment or formal acceptance by the customer is reflected as deferred revenue. Revenue attributable to software maintenance and support is deferred and recognized ratably over the term of the maintenance agreement, generally one year.

The Company recognizes revenue on multiple element arrangements using the residual method. Under the residual method, revenue is recognized when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of the undelivered elements such as consulting services and product maintenance, and recognizes the revenue for the remainder of the arrangement fee attributable to the elements initially delivered when the basic criteria in SOP 97-2 have been met. Revenue from consulting services is recognized as the related services are performed.

Research and Development — The Company charges research and development expenses to operations as incurred.

Income Taxes —The Company records income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” The standard requires, among other provisions, an asset and liability approach to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-Based Compensation—We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, as amended by SFAS No. 148 “Accounting for Stock-based Compensation—Transition and Disclosure” using the intrinsic value method. Under APB No. 25, compensation expense is based on the difference, if any, between the fair value of our stock and the exercise price on the date of the grant.

We account for equity instruments issued to non-employees in accordance with the provisions SFAS No. 123 “Accounting for Stock-based Compensation” and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction With Selling Goods and Services.”

The Company did not record compensation expense for the quarters ended March 31, 2005 and 2004 related to the issuance of employee stock options. The following table illustrates what the Company’s loss would have been if the Black-Scholes option-pricing method had been used to calculate employee compensation expense from the issuance of employee stock options.

	Quarters Ended March 31,
	2005	2004
Net loss
As reported	$(1,332,000)	$(1,128,000)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(126,000)	(49,000)
Pro forma	$(1,458,000)	$(1,177,000)
Loss per share
Basic and diluted EPS as reported	$(0.18)	$(0.37)
Pro forma basic and diluted EPS	$(0.19)	$(0.39)

Net Income (Loss) Per Share — The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share,” and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Common equivalent shares related to stock options, warrants and convertible preferred stock have been excluded from the computation, for the quarters ended March 31, 2005 and 2004 because their effect is anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution may exceed FDIC insured limits. Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers, as well as their dispersion across geographic areas. The Company performs ongoing credit evaluations of its customers and generally requires partial deposits. Although the Company has a diversified customer base, a substantial portion of its debtors’ ability to honor their contracts is dependent upon financial conditions in the healthcare industry.

Financial Instruments —The Company’s financial instruments consist of cash, accounts receivable, accounts payable, and accrued expenses. The carrying values of cash, accounts receivable, accounts payable, and accrued expenses are representative of their fair values due to their short-term maturities.

Recently Issued Accounting Pronouncements— In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”. Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges”. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal”. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions”. The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions”. SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66, “Accounting for Sales of Real Estate”, for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions”. Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”. SFAS 123(R) amends SFAS No. 123, “Accountung for Stock-Based Compensation”, and APB Opinion 25, “Accounting for Stock Issued to Employees.” SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective for the Company as of the first interim period or fiscal year beginning after December 15, 2005. Management is currently assessing the effect of SFAS No. 123(R) on the Company’s financial statement.

NOTE 2 - ACQUISITION OF INTERSCOPE

On March 11, 2005, the Company, by and through its wholly-owned subsidiary, Trestle Acquisition Corp., purchased substantially all of the assets of InterScope Technologies, Inc. InterScope’s business was historically in image acquisition. Interscope Technologies developed key software applications for improving the workflow of clinical and biopharma pathology, especially in data management applications for use in anatomic pathology, toxicology and genomic environments. These applications support the direction Trestle has embarked on to deliver integrated solutions and services to pathologists working in clinical and drug development applications. With this acquisition we expect to accelerate the deployment and scaling of such solutions. Interscope’s workflow products should allow us to increase our range of applications.

Under the terms of the acquisition, we, through our wholly-owned subsidiary, paid the Sellers $178,000 in cash and 338,000 shares of the Company’s common stock worth $1,000,000. The Company’s common stock was valued using the Company’s average closing price over the 60 days prior to the signing date of the asset purchase agreement. Additionally, we hired four former InterScope employees.

The total purchase price as allocated to assets and liabilities was based upon estimated fair market values obtained through a valuation by the company. This allocation included the recording of approximately $1,178,000 to identifiable intangible assets to be amortized over 3 years.

The following summarized unaudited pro forma consolidated results of operations reflect the effect of the InterScope as if it had occurred at the beginning of the period presented. The unaudited pro forma consolidated results of operations presented below are not necessarily indicative of operating results which would have been achieved had the acquisition been consummated as of the beginning of the periods presented and should not be construed as representative of future operations:

	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Revenues	$1,092,000	$1,346,000
Cost of Sales	792,000	599,000
Gross Profit	300,000	747,000
Operating Expenses	1,878,000	2,262,000
Operating Loss	$1,578,000	$1,515,000

NOTE 3 - INVENTORY

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following at March 31, 2005 and December 31, 2004:

	March 31,	December 31,
	2005	2004
	(Unaudited)
Work-in-process	$521,000	$438,000
Finished goods	176,000	168,000
Reserve for obsolescence	(56,000)	(56,000)
Total	$641,000	$550,000

NOTE 4 - FIXED ASSETS

Fixed assets are comprised of the following at March 31, 2005 and December 31, 2004.

	March 31,	December 31,
	2005	2004
	(Unaudited)
Furniture, fixtures and equipment	$305,000	$231,000
Leasehold improvements	227,000	228,000
	532,000	459,000
Less accumulated depreciation	(371,000)	(342,000)
Total	$161,000	$117,000

During the quarter ended March 31, 2004, $1,056,000 of fully depreciated fixed assets were written off.

NOTE 5 - INTANGIBLE ASSETS

Intangible assets are comprised of the following at March 31, 2005 and December 31, 2004.

	March 31,	December 31,
	2005	2004
	(Unaudited)
Intangible assets	$1,908,000	$730,000
Less accumulated amortization	(456,000)	(395,000)
Net intangible assets	$1,452,000	$335,000

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are comprised of the following at March 31, 2005 and December 31, 2004.

	March 31,	December 31,
	2005	2004
	(Unaudited)
Accounts payable	$663.000	$540,000
Accrued liabilities	241,000	344,000
Accrued paid time off	157,000	135,000
Accrued other	56,000	65,000
Total	$1,117,000	$1,084,000

NOTE 7 - PRIVATE PLACEMENT

We sold 1,457,000 and 1,143,000 units in a private placement resulting in net proceeds of $2,550,000 and $2,000,000 during the quarters ended March 31, 2005 and December 31, 2004, respectively. On January 21, 2005, the Company completed this private placement. The placement was a unit offering to institutional and accredited investors, with each unit consisting of one share of the Company's common stock and a warrant to purchase 0.75 shares of common stock. The units were priced at $1.75 and each warrant is exercisable for shares at $1.75 per share. The Company sold an aggregate of 2,600,000 units resulting in gross proceeds of $4,550,000 to the Company. The Company paid commissions of $19,600 to Scottsdale Capital and $137,597 to T.R. Winston & Company as non-exclusive agents on the funding. These payments were offset against funds received in the offering.

NOTE 8 - STOCK OPTIONS AND WARRANTS

During the quarter ended March 31, 2005, the Company granted 1,320,000 warrants and options to investors, management, board members, employees and consultants. The weighted average exercise price of the grants during the quarter was $1.83. The vesting periods on these grants range from immediate to 3 years, with expiration dates ranging from 3 to 10 years.  To account for such grants to non-employees, we recorded deferred stock compensation of $23,000, and recognized compensation expense of $29,000 for the quarter ended March 31, 2005.

NOTE 9 - EARNINGS PER SHARE

The following table sets forth common stock equivalents (potential common stock) for the quarters ended March 31, 2005 and 2004 that are not included in the loss per share calculation above because their effect would be anti-dilutive for the periods indicated:

	Quarters Ended March 31,
	2005	2004
Weighted average common stock equivalents:
Stock options	1,263,000	641,000
Warrants	4,343,000	1,066,000

NOTE 10 - CONCENTRATION OF CREDIT RISK

Although we are directly affected by the economic well being of significant customers listed in the following paragraph, we do not believe that significant credit risk exists at March 31, 2005. We perform ongoing evaluations of our customers and require letters of credit or other collateral arrangements as appropriate. Accordingly, trade receivable credit losses have not been significant.

The Company had three customers that accounted for 20%, 14% and 12% of the Company’s revenues for the quarter ended March 31, 2005. At March 31, 2005, accounts receivable from these customers were 13%, 9% and 8% of total accounts receivable.

ITEM 2 .  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements appear in a number of places in this Report, including, without limitation, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  These statements are not guarantees of future performance and involve risks, uncertainties and requirements that are difficult to predict or are beyond our control. Our future results may differ materially from those currently anticipated depending on a variety of factors, including those described below under “Risks Related to Our Future Operations” and our filings with the Securities and Exchange Commission. The following should be read in conjunction with the unaudited Consolidated Financial Statements and notes thereto that appear elsewhere in this report.

Overview

The Company through its wholly owned subsidiary, Trestle Acquisition Corp. ("Trestle"), develops and sells digital tissue imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets. Trestle's digital tissue imaging products provide a digital platform to share, store, and analyze tissue images. Trestle's telemedicine product provides healthcare organizations with a cost effective platform for remote examination, diagnosis, and treatment of patients.

On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $178,000 in cash. Concurrently, the Company hired four InterScope employees three of whom were technical personnel and one who was management. For the year ended December 31, 2004, InterScope Technologies reported that they had revenues and net loss of approximately $554,000 and $1.8 million, respectively. As a result of this transaction we anticipate that both research and development and selling, general and administrative expense will increase from their current levels.

Critical accounting policies and estimates

The SEC recently issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR60"), suggesting companies provide additional disclosure and commentary on those accounting policies considered most critical. FRR 60 considers an accounting policy to be critical if it is important to the Company's financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application. For a summary of the Company's significant accounting policies, including the critical accounting policies discussed below, see the accompanying notes to the consolidated financial statements in the section entitled “Financial Statements”.

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates:

The Company recognizes revenue on product sales after shipment of the product to the customer and formal acceptance by the customer has been received. Depending upon the specific agreement with the customer, such acceptance normally occurs subsequent to one or more of the following events: receipt of the product by the customer, installation of the product by the Company and training of customer personnel by the Company. For sales to qualified distributors revenues are recognized upon transfer of title which is generally upon shipment. Revenue collected in advance of product shipment or formal acceptance by the customer is reflected as deferred revenue. Revenue attributable to software maintenance and support is deferred and recognized ratably over the term of the maintenance agreement, generally one year.

The Company recognizes revenue on multiple element arrangements using the residual method. Under the residual method, revenue is recognized when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of the undelivered elements such as consulting services and product maintenance, and recognizes the revenue for the remainder of the arrangement fee attributable to the elements initially delivered when the basic criteria in SOP 97-2 have been met. Revenue from consulting services is recognized as the related services are performed.

The Company accounts for its business acquisitions under the purchase method of accounting in accordance with SFAS 141, "Business Combinations." The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair value of the tangible net assets acquired is recorded as intangibles. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items.

The Company assesses the potential impairment of long-lived assets and identifiable intangibles under the guidance of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." which states that a long-lived asset should be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset exceeds its fair value. An impairment loss is recognized only if the carrying amount of the long-lived asset exceeds its fair value and is not recoverable.

The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There is no assurance that actual results will not differ from these estimates.

For the Quarter Ended March 31, 2005 and 2004

Results of Operations

Revenues

Revenues were $1,092,000 and $1,343,000 for the quarters ended March 31, 2005 and 2004, respectively. Revenues for the quarters ended March 31, 2005 and 2004 consisted of $1,004,000 and $1,174,000 for product and software sales and $88,000 and $169,000 for software support, respectively. The decrease in revenue is primarily due to a decrease in the sales of our MedReach product and service revenues partially offset by an increase in our MedMicro product.

Cost of Sales

Cost of sales was $792,000 and $599,000 for the quarters ended March 31, 2005 and 2004, respectively. The increase in cost of sales is due to transition from a direct sales force to distributors to whom we sell at a discounted wholesale price.

Research and Development

Research and development expenses were $383,000 and $412,000 for the quarters ended March 31, 2005 and 2004, respectively. The decrease of $29,000 in research and development expenses results from typical quarter to quarter fluctuation. We expect research and development expenses will increase in the future as we develop additional products and improve existing products, including the recently acquired InterScope assets.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $1,294,000 and $1,479,000 for the quarters ended March 31, 2005 and 2004, respectively. The decrease of $185,000 resulted from a decrease in selling expense related to a reduction in sales head count and various other fluctuations. We expect selling, general and administrative expenses will increase in the future as we expand our business.

Interest Income, Interest Expense and Other

Interest income and other, net was $45,000 and $19,000 for the quarters ended March 31, 2005 and 2004, respectively, an increase in income $26,000. The increase is principally due to the higher cash balances and lack of interest expense due to a better cash position.

Liquidity and Capital Resources

Net cash used in operating activities was $1,801,000 and $670,000 in the quarter ended March 31, 2005 and 2004, respectively. The increase of $1,131,000 in cash used by operating activities was primarily due to increasing our accounts receivable in the quarter ended March 31, 2005 and a reduction in the amount of accounts payable for the quarter ended March 31, 2005 compared to the prior quarter of the same period.

The Company has suffered recurring losses from operations and has an accumulated deficit of approximately $46,093,000 at March 31, 2005. Primarily as a result of our recurring losses and our lack of liquidity, the Company has received a report from our independent auditors that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. To continue our operations, or if our current level of operations change, the Company will be required to secure additional working capital, by way of equity or debt financing, or otherwise, to sustain continuing operations. There can be no assurance that the Company will be able to secure sufficient financing or on terms acceptable to the Company. If we are unable to obtain adequate funds if and when needed, we would be required to delay, limit or eliminate some or all of our proposed operations. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current stockholders is likely to or will be reduced. Please see the section below entitled “Risks Related to Our Future Operations.” In May 2005, we announced that we are exploring a range of possible strategic opportunities and alternatives, including acquisitions, joint ventures, capital raises, merger or a possible sale of the Company.

Net cash used in investing activities was $251,000 and $22,000 for the quarter ended March 31, 2005 and 2004, respectively. Investing activities for the quarter ended March 31, 2005 resulted from the purchase of fixed assets and the purchase of substantially all of the assets of InterScope. Investing activities in 2004 principally resulted from the purchase of fixed assets.

Cash provided by financing activities was $2,291,000 and $439,000 for the quarter ended March 31, 2005 and 2004, respectively. During the quarter ended March 31, 2005, we raised proceeds of $2,550,000. The placement was a unit offering to institutional and accredited investors, with each unit consisting of one share of the Company's common stock and a warrant to purchase 0.75 shares of common stock. The units were priced at $1.75 and each warrant is exercisable for shares at $1.75 per share. The Company sold an aggregate of 2,600,000 units resulting in gross proceeds of $4,550,000 to the Company of which the $2,000,000 had been received by December 31, 2004. The Company paid commissions of $20,000 to Scottsdale Capital and $138,000 to T.R. Winston & Company as non-exclusive agents on the funding. These payments were offset against funds received in the offering. Additionally, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $178,000 in cash. During March 2004, the Company issued a convertible promissory note in the principal amount of $420,000, which converted in July 2004.

Inflation and Seasonality

Inflation has not been material to the Company during the past five years. Seasonality has not been material to the Company.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”. Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “.. . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.. ..” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions”. The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions”. SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66, “Accounting for Sales of Real Estate”, for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, "Accounting for Nonmonetary Transactions". Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”. SFAS 123(R) amends SFAS No. 123, “Accountung for Stock-Based Compensation”, and APB Opinion 25, “Accounting for Stock Issued to Employees.” SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management is currently assessing the effect of SFAS No. 123(R) on the Company's financial statement.

Risks Related to Our Future Operations

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related To Our Business

Uncertainty of Market Acceptance and Product Development.

The market for our technology is relatively new. Our success will depend upon the market acceptance of our various products and services. This may require in certain instances a modification to the culture and behavior of customers to be more accepting of technology and automation. Potential customers may be reluctant or slow to adopt changes or new ways of performing processes. There is no assurance that our current or future products or services will gain widespread acceptance or that we will generate sufficient revenues to allow us to ever achieve profitability.

In addition, our products and services require continuing improvement and development. Some of our products and services, whether in the market or in development, may not succeed or may not succeed as intended. As a result, we may need to change our product offerings, discontinue certain products and services or pursue alternative product strategies. There is no assurance that the Company will be able to successfully improve its current products and services or the Company will continue to develop or market some of its products and services.

The Company's initial stored digital tissue imaging product was called MedScan. While achieving its target performance, MedScan was more costly to manufacture than anticipated and as such was never fully commercialized. We are exploring various alternatives to reduce the cost, including outsourcing manufacturing and third party alternatives. We have developed a next generation, lower cost technology that can leverage the existing hardware platform contained in our MedMicro product called DSM. However, there is no assurances that this product at the target price will be acceptable to the market place.

We recently acquired the assets of InterScope Technologies which included data base applications designed to manage digital workflow. We intend to continue developing and commercializing these technologies. We may be unsuccessful in either developing or commercializing these technologies. Even if developed, there is no assurance that these products will be successful.

Our ePathnet.net service is in its early stages. We have some capabilities but intend to expand its service offerings. We might have to outsource some of our development to third parties and this could introduce added costs and time. There is no assurance that we will be able to deliver market requirements on time or budget. If we are unsuccessful our business model may not be viable.

We have a history of net losses and may never achieve or maintain profitability.

We have a history of incurring losses from operations. As of March 31, 2005, we had an accumulated deficit of approximately $46,093,000, of which approximately $37,635,000 was incurred prior to the acquisition of the assets of Old Trestle. We anticipate that our existing cash and cash equivalents will be sufficient to fund our operations through at least December 2005. However, our independent auditors have expressed substantial doubt about the Company's ability to continue as a going concern. We anticipate that our operating expenses will increase substantially in the foreseeable future as we increase our sales and marketing activities, and continue to develop our technology, products and services. These efforts may prove more expensive than we currently anticipate and we may incur significant additional costs and expenses in connection with our business development activities. Such costs and expenses could prevent us from achieving or maintaining profitability in future periods. If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our auditors have expressed a going concern opinion.

The Company’s independent auditors discussed in their report the Company’s ability to continue as a going concern in our Annual Report on Form 10-KSB. They include a statement that: “as discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit.  This raises substantial doubt about the Company’s ability to continue as a going concern.”  If we fail to produce any material revenues for the Company or operate on a profitable basis, the Company may be required to seek additional sources of financing, including equity or debt financing. However, there can be no assurance that the Company will be able to obtain such financing on terms acceptable to the Company, in which event, the Company may be forced to cease operations. You are encouraged to read the financial statements included in our Annual Report on Form 10-KSB.

Due to uncertainties in our business and our history of operating losses, the capital on hand may not be sufficient to fund the Company until we achieve positive cash flow.

We have expended and will continue to expend substantial amounts of money for research and development, capital expenditures, working capital needs and manufacturing and marketing of our products and services. Our future research and development efforts, in particular, are expected to include development of additional applications of our current products and services and additional product lines including, digital backbone systems and image analysis systems, which will require additional funds. Our recent capital raising activities may not be sufficient to fund our spending.

The exact timing and amount of spending required cannot be accurately determined and will depend on several factors, including:

progress of our research and development efforts,

competing technological and market developments,

commercialization of products currently under development by us and our competitors, and market acceptance and demand for our products and services.

We cannot assure you that additional financing will be available if needed or on terms acceptable to us. If adequate and acceptable financing is not available, we may have to delay development or commercialization of certain of our products and services or eliminate some or all of our development activities. We may also reduce our marketing or other resources devoted to our products and services. Any of these options could reduce our sales growth and result in continued net losses.

If we lose key personnel or are unable to hire additional qualified personnel, it could impact our ability to grow our business.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled technical, managerial, sales and marketing, finance and operations personnel. We face intense competition for all such personnel, and we may not be able to attract and retain these individuals. Our failure to do so could delay product development, affect the quality of our products and services, and/or prevent us from sustaining or growing our business. In addition, employees may leave our company and subsequently compete against us. Our key personnel include Maurizio Vecchione, our Chief Executive Officer, Barry Hall, our President and Chief Financial Officer, Jack Zeineh, MD, our Chief Scientific Officer, and Steve Barbee our Vice President of Sales and Marketing.

We have taken steps to retain our key employees, including the granting of stock options and warrants that vest over time, and we have entered into employment agreements with some of our key employees. The loss of key personnel, especially if without advanced notice could harm our ability to maintain and build our business operations. Furthermore, we have no key man life insurance on any of our key employees.

Undetected errors or failures in our software could result in loss or delay in the market acceptance for our product, lost sales or costly litigation.

Because our software products and services are complex, they may contain errors that can be detected at any point in a product's lifecycle. While we continually test our products and services for errors, errors in our products and services may be found in the future even after our products and services have been commercially introduced. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products and services, diversion of development resources, injury to our reputation, increased service and warranty costs or costly litigation. Because our products support or rely on other systems and applications, any software errors or bugs in these systems or applications may result in errors in the performance of our software, and it may be difficult or impossible to determine where the error resides. Product errors could harm our business and have a material adverse effect on our results of operations. Additionally, problems in system security, data corruption, access, connectivity and bandwidth may have a material adverse effect on our operations.

A successful products liability claim could require us to pay substantial damages and result in harm to our business reputation.

The manufacture and sale of our products and services involve the risk of product liability claims. We do not carry product liability insurance; however, the Company is currently seeking to obtain insurance to protect against such claims. However, there is no assurance that such coverage, if obtained, would be adequate to provide for any claims that may arise against us. A successful claim brought against us could require us to pay substantial damages and result in harm to our business reputation, remove our products and services from the market or otherwise adversely affect our business and operations. Even in the event that claims are made unsuccessfully, our business may be adversely affected by expenditure of personnel time and legal costs.

Our products and services could infringe on the intellectual property rights of others, which may lead to costly litigation, lead to payment of substantial damages or royalties and/or prevent us from manufacturing and selling our current and future products and services.

If third parties assert that our products and services or technologies infringe their intellectual property rights, our reputation and ability to license or sell our products and services could be harmed. Whether or not a claim has merit, it could be time consuming and expensive for us and divert the attention of our technical and management personnel from other work. In addition, these types of claims could be costly to defend and result in our loss of significant intellectual property rights.

A determination that we are infringing the proprietary rights of others could have a material adverse effect on our products and services, revenues and income. In the event of any infringement by us, we cannot assure you that we will be able to successfully redesign our products and services or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products and services and could require us to pay substantial damages and/or royalties.

The Company receives various claims, from time to time, from entities that believe their intellectual property might be infringed by the Company's products and services. While the Company is not currently engaged in any litigation there is a potential risk of such litigation. To resolve such claims, the Company may elect to partner with, license from or outsource some or all of its products and services with entities who hold significant intellectual property, although there is no guarantee that such agreements can be entered into.

The Company has obtained a license from a third party provider of virtual microscopy of certain patents in connection with the Company's ePathNet.net service offering pursuant to which the Company will be required to pay customary royalties. The third party previously advised the Company that it believes that the Company's MedMicro infringes the telepathology claims in these patents. While the Company does not believe its MedMicro product infringes any of these rights, it is negotiating a collaborative agreement with the third party in connection with the Company's development of its next generation digital tissue imaging products.

The Company may decide to upgrade its products and services by changing suppliers of certain key components, hardware or software. This could result in delays, changes in cost structure, pricing and margin pressures. This could also cause changes in manufacturing and distribution strategies. There is no assurance that such changes, if they occur might not affect the Company in a negative way.

Any disruption or delay in the supply of components or custom subassemblies could require us to redesign our products and services or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

We assemble our products and services from a combination of (i) commodity technology components, such as computers and monitors, (ii) custom subassemblies, (iii) proprietary hardware for scanning microscopy, (iv) commodity operating systems, and (v) proprietary applications software. While we typically use components and subassemblies that are available from alternate sources, any unanticipated interruption of the supply of these components or subassemblies could require us to redesign our products and services or otherwise delay our ability to assemble our products and services, which could cause our sales to decline and result in continued net losses.

If we fail to accurately forecast component and material requirements for our products and services, we could incur additional costs and significant delays in shipments, which could result in loss of customers.

We must accurately predict both the demand for our products and services and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors including the specific supplier requirements, the size of the order, contract terms and current market demand for components. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs, impair our available liquidity and could have a material adverse effect on our business, operating results and financial condition. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products and services to our customers. Any of these occurrences would negatively impact our net sales, business and operating results and could have a material adverse effect on our business, operating results and financial condition.

Risks Related To the Industry

If we fail to successfully introduce new products and services, our future growth may suffer. Certain products and services at an early stage of development are the areas of future growth for Trestle and sustainability of Trestle.

As part of our strategy, we intend to develop and introduce a number of new products and services. Such products and services are currently in research and development, and we have generated no revenues from such potential products and services and may never generate revenues. A substantial portion of our resources have been and for the foreseeable future will continue to be dedicated to our research programs and the development of products and services. If we do not introduce these new products and services on a timely basis, or if they are not well accepted by the market, our business and the future growth of our business may suffer. There is no assurance that we will be able to develop a commercial product from these projects. Our competitors may succeed in developing technologies or products and services that are more effective than ours.

If we do not update and enhance our technologies, they will become obsolete or noncompetitive. Our competitors may succeed in developing products and services, and obtaining related regulatory approvals, faster than us.

We operate in a highly competitive industry and competition is likely to intensify. Emerging technologies, extensive research and new product introductions characterize the market for our products and services. We believe that our future success will depend in large part upon our ability to conduct successful research in our fields of expertise, to discover new technologies as a result of that research, to develop products and services based on our technologies, and to commercialize those products and services. If we fail to stay at the forefront of technological development, we will be unable to compete effectively.

Certain of our existing and potential competitors possess substantial financial and technical resources and production and marketing capabilities greater than ours. We cannot assure you that we will be able to compete effectively with existing or potential competitors or that these competitors will not succeed in developing technologies and products and services that would render our technology and products and services obsolete and noncompetitive. Our position in the market could be eroded rapidly by our competitors' product advances.

In addition, because our products and services are dependent upon other operating systems, we will need to continue to respond to technological advances in these operating systems.

Our success depends, in part, on attracting customers who will embrace the new technologies offered by our products and services.

It is vital to our long-term growth that we establish customer awareness and persuade the market to embrace the new technologies offered by our products and services. This may require in certain instances a modification to the culture and behavior of customers to be more accepting of technology and automation. Organizations may be reluctant or slow to adopt changes or new ways of performing processes and instead may prefer to resort to habitual behavior within the organization. Our marketing plan must overcome this obstacle, invalidate deeply entrenched assumptions and reluctance to behavioral change and induce customers to utilize our products and services rather than the familiar options and processes they currently use. If we fail to attract additional customers at this early stage, our business and the future growth of our business may suffer.

Our success depends, in part, on our ability to protect our intellectual property rights.

Our success is heavily dependent upon the development and protection of proprietary technology. We rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products and services. These legal means, however, afford only limited protection and may not adequately protect our rights. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

We cannot assure you that competitors or other parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products and services or processes used or proposed to be used by us. In that case, our competitive position could be harmed and we may be required to obtain licenses to patents or proprietary rights of others.

In addition, the laws of some of the countries in which our products and services are or may be sold may not protect our products and services and intellectual property to the same extent as U.S. laws, if at all. We may be unable to protect our rights in proprietary technology in these countries.

We depend on third-party licenses for our products and services.

We rely on certain software technology which we license from third parties and use in our products and services to perform key functions and provide additional functionality. Because our products and services incorporate software developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties' ability to maintain or enhance their current products and services, to develop new products and services on a timely and cost-effective basis, and to respond to emerging industry standards and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms or at all.

If our agreements with third-party vendors are not renewed or the third-party software fails to address the needs of our software products and services, we would be required to find alternative software products and services or technologies of equal performance or functionality. There is no assurance that we would be able to replace the functionality provided by third-party software if we lose the license to this software, it becomes obsolete or incompatible with future versions of our products and services or is otherwise not adequately maintained or updated.

Certain of our customers rely on the availability of third-party reimbursement or third-party funding for the purchase of our products and services. Failure of sufficient reimbursement from third-party payors or sufficient funding could cause our sales and the future potential growth of our business to decline.

Hospitals and other healthcare institutions in the U.S. that purchase our products and services generally rely on third-party payors and other sources for reimbursement of healthcare costs to reimburse all or part of the cost of the procedures in which our products and services are used. If hospitals and other healthcare institutions are unable to obtain adequate reimbursement from third-party payors for the procedures in which our products and services or products and services currently under development are intended to be used, our sales and future growth of our business could be adversely affected. We cannot estimate what amount of our product is eligible for reimbursement approval. In addition, changes in the healthcare system may affect the reimbursability of future products and services.

Market acceptance of our products and services and products and services under development in countries outside of the U.S. is also dependent on availability of reimbursement within prevailing healthcare payment systems in those countries. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored healthcare and private insurance. There is no assurance that we will be able to obtain international reimbursement approvals in a timely manner, if at all. Failure to receive international reimbursement approvals could harm the market acceptance of our products and services in the international markets in which such approvals are sought.

Other consumers in industries such as pathology, pharmaceutical and biotechnology that purchase our products and services generally rely on funding or grants from governments and private foundations to fund the purchase of our products and services. If such consumers are unable to obtain adequate funding sources for the purchase of our products and services, our sales and future growth of our business could be adversely affected.

The marketing and sale of our future products and services will require regulatory approval and on-going certifications. Failure to obtain and maintain required regulatory approvals and certifications could prevent or delay our ability to market and sell our future products and services and may subject us to significant regulatory fines or penalties.

The United States Food and Drug Administration (the "FDA") regulates design, testing, manufacturing, labeling, distribution, marketing, sales and service of digital image analysis products and services. Such products and services are marketed in the U.S. according to premarket notifications to the FDA under Section 510(k) of the Federal Food, Drug and Cosmetic Act. Unless an exemption applies, each digital image analysis product that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA. Otherwise the product can only be used for educational and research purposes. The process of obtaining required regulatory approval or clearance can be lengthy, expensive and uncertain. Moreover, regulatory clearance or approval, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

Currently, the Company is attempting to obtain the FDA 510(k) certification for medical diagnosis using virtual slides created using technology we acquired from InterScope. The process for obtaining this certification includes a study to validate the use of digital images for primary diagnostic purposes. Based on the results of this study an application for certification will be filed with the FDA. There is no assurance that we will be successful in obtaining acceptable results in the study. Additionally, should the study yield acceptable results there is no assurance that the FDA will grant the 510(k) certification. Failure to obtain this certification may limit the use of this product in the market. Additionally, delays in obtaining clearances or approvals will adversely affect our ability to market and sell our image analysis products and services and may subject us to significant regulatory fines or penalties, which would result in a decline in revenue and profitability.

Failure to comply with applicable requirements in the United States can result in fines, recall or seizure of products and services, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

Our image analysis products and services are subject to similar regulation in other countries. Sales of our image analysis products and services outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals from foreign countries may be longer or shorter than that required for FDA approval, and requirements for foreign licensing may differ from FDA requirements.

Our future products and services may require compliance with quality system regulations which is difficult and costly.

In connection with the development of new products and services, we may be required to be in compliance with the quality regulation system, which include production design controls, testing, quality control, storage and documentation procedures. Compliance with quality system regulations is difficult and costly. There is no assurance that we will be able to comply with quality system regulation requirements. If we do not achieve compliance, the FDA may deny marketing clearance which would harm our business. In addition, we may not be found to be compliant as a result of future changes in, or interpretations of, regulations by the FDA or other regulatory agencies.

Risks Related To Registration of Stock

Any future sale of a substantial number of shares of our common stock could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital.

The Company recently registered for sale 9,300,221 shares of our outstanding common stock and shares of common stock issuable upon exercise of warrants. Any sale of a substantial number of shares of our common stock (or the prospect of sales) may have the effect of depressing the trading price of our common stock. In addition, these sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. As of May 15, 2005, the Company has outstanding 8,257,214 shares of common stock, all of which are eligible for sale in the public market, subject to applicable federal securities law restrictions, and warrants and options to acquire an additional 5,605,739 shares of common stock, all of which shares are eligible for resale in the public market after exercise, subject to vesting and applicable federal securities law restrictions.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our stock is likely to be highly volatile because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell our common stock following periods of volatility because of the market's adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

actual or anticipated fluctuations in our operating results,

announcements concerning our business or those of our competitors or customers,

changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts,

announcements of technological innovations,

conditions or trends in the industry,

introduction or withdrawal of products and services,

variation in quarterly results due to the fact our revenues are generated by sales to a limited number of customers which may vary from period to period,

litigation,

patents or proprietary rights,

departure of key personnel,

failure to hire key personnel, and

general market conditions.

Because our common stock is considered a "penny stock" any investment in our common stock is considered to be a high-risk investment and is subject to restrictions on marketability.

Our common stock is currently traded on the Over-The-Counter Bulletin Board ("OTC Bulletin Board") and is considered a "penny stock." The OTC Bulletin Board is generally regarded as a less efficient trading market than the Nasdaq SmallCap Market.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

Since our common stock is subject to the regulations applicable to penny stocks, the market liquidity for our common stock could be adversely affected because the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus your ability to sell our common stock in the secondary market. There is no assurance our common stock will be quoted on NASDAQ or the NYSE or listed on any exchange, even if eligible.

We may experience volatility in the price of our common stock, which could negatively affect your investment, and you may not be able to resell your shares at or above the offering price.

The offering price of our common stock may vary from the market price of our common stock. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

a quarterly variations in operating results;

changes in financial estimates by securities analysts;

changes in market valuations of other similar companies;

announcements by us or our competitors of new products and services or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

additions or departures of key personnel;

any deviations in net sales or in losses from levels expected by securities analysts; and

future sales of common stock.

In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

We have additional securities available for issuance, including preferred stock, which if issued could adversely affect the rights of the holders of our common stock.

Our articles of incorporation authorize the issuance of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock (of which 30,000 shares designated as Series A Convertible Preferred Stock and 30,000 shares designated as Series B Convertible Preferred Stock). The common stock and the preferred stock can be issued by, and the terms of the preferred stock, including dividend rights, voting rights, liquidation preference and conversion rights can generally be determined by, our board of directors without stockholder approval. Any issuance of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. Accordingly, our stockholders will be dependent upon the judgment of our management in connection with the future issuance and sale of shares of our common stock and preferred stock, in the event that buyers can be found therefore. Any future issuances of common stock or preferred stock would further dilute the percentage ownership of our Company held by the public stockholders. Furthermore, the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of our Company through acquisition of shares of common stock.

ITEM 3 - CONTROLS AND PROCEDURES

As of March 31, 2005, the end of the period covered by this report, members of the Company’s management, including the Company’s Chief Executive Officer, Maurizio Vecchione, and President/Chief Financial Officer, Barry Hall, evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Exchange Act Rule 13a-14.  Based upon that evaluation, Mr. Vecchione and Mr. Hall believe that, as of the date of the evaluation, the Company’s disclosure controls and procedures are effective in causing materials to be recorded, processed, summarized and reported by our management on a timely basis and to ensure that the quality and timeliness of the Company’s public disclosures complies with its Securities and Exchange Commission disclosure obligations.

Disclosure controls and procedures, no matter how well designed and implemented, can provide only reasonable assurance of achieving an entity’s disclosure objectives.  The likelihood of achieving such objectives is affected by limitations inherent in disclosure controls and procedures.  These include the fact that human judgment in decision-making can be faulty and that breakdowns in internal control can occur because of human failures such as simple errors or mistakes or intentional circumvention of the established process.

There were no significant changes in the Company’s internal controls or in other factors that could significantly affect these internal controls, known to Mr. Vecchione or Mr. Hall, after the date of the most recent evaluation.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 13, 2005

TRESTLE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware	0-23000	95-4217605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

199 Technology, # 105 Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 673-1907

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On May 9, 2005, the Compensation Committee on behalf of the Company entered into an agreement with Doherty & Company, LLC, an affiliate of Michael Doherty, the Company’s Chairman, to assist the Board of Directors in exploring a range of possible strategic opportunities and alternatives, including acquisitions, joint ventures, capital raises, merger or a possible sale of the Company. Under the agreement, the Company paid Doherty & Company a nonrefundable retainer of $50,000 upon signing. A copy of the press release and the agreement are attached to this Form 8-K as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by reference.

Item 9.01. - FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable

(c)	Exhibits

99.1	Press release dated May 12, 2005.
99.2	Financial Consulting Agreement between Trestle Holdings, Inc. and Doherty & Company, LLC dated May 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRESTLE HOLDINGS, INC.

Date: May 13, 2005	By:	/s/ BARRY HALL
___________________________ Barry Hall
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated as of May 12, 2005.
99.2	Financial Consulting Agreement between Trestle Holdings, Inc. and Doherty & Company, LLC dated May 9, 2005.

Exhibit 99.1
For Immediate Release                         For mor information:
                                         Contact: Michael Doherty

Trestle Engages Doherty & Company to Explore Strategic Opportunities

IRVINE, Calif., May 12, 2005 - Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging products and solutions for pathology and telemedicine applications, today announced that it has engaged Doherty & Company, an investment banking firm, affiliated with Trestle’s Chairman of the Board, on a retainer basis, to assist the Board of Directors in exploring a range of possible strategic opportunities and alternatives to maximize shareholder value, including acquisitions, joint ventures, capital raises, merger or a possible sale of the Company.
Trestle’s Board of Directors believes that growth in the Company’s core products would be enhanced by greater capital resources, the availability of new and complementary third party product lines and greater market scale. The Board of Directors has authorized its Executive Committee to work with Doherty & Company and consider any strategic options that they may present.

About Trestle Holdings Inc.
Trestle Holdings Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.
Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company's live microscopy products, allows multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections, in real time. The company’s slide scanning and imaging products perform high-speed, whole-glass slide digitization for virtual microscopy applications. Trestle’s slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, the Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.
Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products enable scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our efforts to identify and consummate a successful strategic alternative, and to integrate our recently announce acquisition of the assets of InterScope Technologies, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, regulatory approval of certain uses of our products and services, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Exhibit 99.2
NON-EXCLUSIVE CONSULTANT'S AGREEMENT

This Consultant's Agreement (this "Agreement") is made as of May 9, 2005, by and between Trestle Holdings, Inc., a Delaware corporation (the "Company"), and Doherty & Company, LLC, a Delaware corporation (the "Consultant"). The Consultant and the Company agree:

1.
Engagement of Consultant: The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, to act as the Company's advisor on a non-exclusive basis with respect to managing the process of and assisting the Company in identifying a buyer or strategic investor (collectively known as “Partners”) or in identifying and securing additional long-term financing (collectively known as the “Transaction”)

2.     Consultant's Compensation: The Company hereby agrees to pay Consultant fees in such amount and upon such terms and conditions as follows:

(a) Service Retainer. The Consultant shall be paid a Service Retainer as consideration for services. The Company shall pay the Consultant a non-refundable retainer of $50,000 payable upon signing.

3.    Certain Matters Relating to Consultant’s Duties:

(a)
The Consultant shall (i) work with the Company to prepare business models and valuation models based on both probable cash flows and precedent transactions, (ii) assist the Company in the preparation of information documents to be shared with potential Partners (iii) work with the Company and potential Partners to structure a Transaction, (iv) identify and screen potential Partners and (v) perform other related duties. If determined by the Board of Directors the Consultant will help the Company screen and negotiate an engagement with an investment banker to assist in the process.

(b)
The Consultant shall perform its duties under this Agreement in a manner consistent with the instructions of the Company. Such performance shall include the delivery of information to potential interested parties, conducting due diligence, and leading discussions with potential interested Partners.

(c)	The Consultant has agreed to make Tina Maddela available to fulfill the Company’s obligation to Roger Burlage until such time that that the terms of his agreement have been fulfilled.

(d)
The Consultant shall not engage in any form of general solicitation or advertising in performing its duties under this Agreement. This prohibition includes, but is not limited to, any mass mailing, any advertisement, article or notice published in any magazine, newspaper or newsletter and any seminar or meeting where the attendees have been invited by any mass mailing, general solicitation or advertising.

(e)
The Consultant is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between the Consultant and the Company. The Consultant will not hold itself out as having, and will not state to any person that the Consultant has, any relationship with the Company other than as an independent contractor. The Consultant shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.

4.      Termination of Agreement. Either party may terminate this Agreement by notifying the other party in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within fifteen (15) days after such notice. This Agreement will terminate upon completion or termination of a Transaction. The Company may terminate this Agreement following thirty (30) days after the date hereof upon written notice. Notwithstanding the foregoing, all provisions of this Agreement other than Sections 1, 2, 3 and 4 shall survive the termination of this Agreement.

5.     Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a) If to the Company, to:

          William Dallas, Chairman of the Compensation Committee
          Trestle Holdings, Inc.
11835 W. Olympic Boulevard, Suite 550E
Los Angeles, CA 90064
Telephone Number: 310.444.4100
Fax Number:  310.444.4101
E-mail:    bdallas@ownitmortgage.com

(b)  If to the Consultant, to:

Michael Doherty, President
Doherty & Company LLC
11835 W. Olympic Boulevard, Suite 550E
Los Angeles, CA 90064
Telephone Number: 310.473.7965
Fax Number:  310.473.7175
E-mail:  mdoherty@dohertyllc.com

6.     Company to Control Transactions. The terms and conditions under which the Company would enter into a Transaction shall be at the sole discretion of the Company. Nothing in this Agreement shall obligate the Company to actually consummate a Transaction. The Company may terminate any negotiations or discussions at any time and reserves the right not to proceed with a Transaction.

7.     Confidentiality of Company Information. The Consultant, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (2) all confidential technology of the Company. In furtherance of the foregoing, the Consultant agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude the Consultant from utilizing, subject to the terms and conditions of this Agreement, the Private Placement Memorandum, the SB2, 8K, 10Q and 10K Filings and/or other documents prepared or approved by the Company or outside Research Reports for use in a Transaction. Further, the Company must approve the Confidential Memorandum and/or Private Placement Memorandum, being prepared by the Consultant, before it is mailed to prospective Partners.

All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and the Consultant shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission. Nothing in this Agreement shall constitute a grant of authority to the Consultant or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If a Transaction is not consummated, or if at any time the Company so requests, the Consultant and its representatives will return to the Company all copies of information regarding the Company in their possession.

The provisions of this Section shall survive any termination of this Agreement.

8.     Press Releases, Etc. The Company shall control all press releases or announcements to the public, the media or the industry regarding any Transaction or business relationship involving the Company or its affiliates. Except for communication to Partners in furtherance of this Agreement, the Consultant will not disclose the fact that discussions or negotiations are taking place concerning a possible Transaction involving the Company, or the status or terms and conditions thereof.

9.     Due Diligence: Neither the Company, nor any of its directors, officers or shareholders, should, in any way rely on the Consultant to perform any due diligence with respect to the Company. It is expressly understood and agreed that the Partners will conduct their own due diligence on the Company and the opportunity.

10.     Expenses, Etc. The Company will reimburse the Agent for its reasonable out-of pocket expenses incurred in connection with its activities hereunder, upon successful arrangement of the Transaction.

11.    Compliance with Laws. The Consultant represents and warrants that it shall conduct itself in compliance with applicable federal and state laws. The Consultant represents that it is not a party to any other Agreement, which would conflict with or interfere with the terms and conditions of this Agreement.

12.     Assignment Prohibited. No assignment of this Agreement shall be made without the prior written consent of the other party.

13.     Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

14.     Governing Law. This Agreement shall be deemed to have been made in the State of California and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of California, without regard to the conflicts of laws rules of such jurisdiction.

15.     Waiver. Neither Consultant’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Consultant or the Company of any of their respective rights or privileges under this Agreement.

16.     Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

17.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

18.     Entire Agreement. This Agreement and all other agreements and documents referred herein constitute the entire agreement between the Company and the Consultant. Except for a certain consulting agreement dated of even date herewith, no other agreements, cove-nants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated Agreement.

Doherty & Company, LLC (the “Consultant”)

By:
Michael Doherty
Title:	President

Trestle Holdings, Inc. (the “Company”)

By:
William Dallas
Title:  Chairman of the Compensation Committee

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 31, 2005

TRESTLE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware	0-23000	95-4217605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

199 Technology, # 105 Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 673-1907

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On May 27, 2005, the Compensation Committee on behalf of the Company entered into a one year consulting agreement with Michael Doherty, the Company’s Chairman. Under this agreement, the Consultant will oversee the capitalization of the Company, investor relations and will provide strategic advice to the Chief Executive Officer. Michael Doherty will be compensated $20,000 per month in advance. Additionally, the Consultant shall be paid a monthly allowance of $2,500 in advance to cover expenses related of an administrative assistant. A copy of the agreement and confidentiality and inventions agreement are attached to this Form 8-K as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by reference.

Item 9.01. - FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Financial Statements.

Not applicable.

(e)	Pro Forma Financial Information

Not applicable

(f)	Exhibits

99.3	Consulting Agreement between Trestle Holdings, Inc. and Michael Doherty dated May 27, 2005.
99.4	Confidentiality and Inventions Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRESTLE HOLDINGS, INC.

Date: May 31, 2005	By:	/s/ BARRY HALL
___________________________ Barry Hall
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Consulting Agreement between Trestle Holdings, Inc. and Michael Doherty dated May 27, 2005.
99.2	Confidentiality and Inventions Agreement.

Exhibit 99.1
INDEPENDENT CONSULTING AGREEMENT

THIS INDEPENDENT CONSULTING AGREEMENT (the “Agreement”) is made effective as of June 1, 2005 (the “Effective Date”), between Trestle Holdings, Inc., a Delaware corporation with a principal place of business at 199 Technology Dr. Suite 105, Irvine, California 92618 (“Trestle”), on the one hand, and Michael Doherty (“Consultant”), on the other hand. Trestle and Consultant may be referred to herein as the “Parties” collectively, or as Trestle or Consultant, individually.

WHEREAS, Trestle is engaged in the business of developing, owning, using, licensing, marketing, and selling on a worldwide basis a series of microscopy and telemedicine products and services;

WHEREAS, Consultant is a member of the Board of Directors of Trestle;

WHEREAS, the independent members of the Board of Directors have resolved to engage Consultant as Executive Chairman of the Company;

WHEREAS, the material facts of this Agreement have been fully disclosed or are known to the Board of Directors; and

WHEREAS, the independent members of the Board of Directors have authorized this Agreement in good faith.

NOW THEREFORE, in consideration of the mutual promises contained herein, as well as other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Consulting Services. Consultant hereby agrees to provide Trestle with the consulting services specified in the Description of Work attached hereto as Appendix A (the “Services”). Consultant shall provide the Services as an independent contractor. Nothing contained herein shall be considered to create the relationship of employer and employee, partnership, joint venture or other association between the Parties. Subject to Trestle's indemnification obligations in Section 6 below, Trestle shall not be liable for any acts or omissions of Consultant made in connection with the Services. Consultant shall be solely responsible for the payment of all income, sales, employment, excise, withholding, and other taxes imposed on or with respect to compensation and other amounts received pursuant to this Agreement. Consultant expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation and other amounts received under this Agreement. Trestle shall make no social security, workers compensation or unemployment insurance payments on behalf of Consultant; provided, however, that if required by law or any governmental agency, Trestle shall withhold such payments from amounts due Consultant, and any such withholding shall be for Consultant's account and shall not be reimbursed by Trestle to Consultant. Consultant will not be entitled to any workers' compensation, disability benefits or unemployment insurance benefits coverage from Trestle. Consultant shall have no authority to act for or on behalf of, or otherwise bind, Trestle except as expressly authorized by Trestle.

2.  Term. This Agreement shall commence on the Effective Date and continue until May 31, 2006 (the “Initial Term”), unless terminated by mutual agreement in writing by the Parties, or terminated in accordance with the provisions of this Agreement.

3.  Compensation. In consideration of the Services, Trestle shall pay Consultant in accordance with the payment terms described in Appendix A hereto (the “Fees”). In addition, Trestle shall pay Consultant’s reasonable expenses incurred in connection with the Services (the “Expenses”), provided, however, that the Expenses must fall within the accepted categories described in Appendix A, and provided further that each expense over $500.00 per month is pre-approved by Trestle in writing.

4.  Confidentiality and Inventions Agreement. Consultant shall execute, and agrees to be bound by, the terms of that certain Confidentiality and Inventions Agreement (the “Inventions Agreement”), a form of which is attached hereto as Appendix B, as of the Effective Date. [Please provide a copy of the Inventions Agreement for review]. During the term of this Agreement, Consultant shall not provide services to, nor be employed by, any competitor of Trestle.

5.  Representations and Warranties. Consultant represents and warrants that: (i) Consultant possesses the requisite skill and ability to render the Services in a reasonably workmanlike manner; (ii) Consultant is able to render the Services described in Appendix A without interfering with any obligation, including without limitation any obligation of confidentiality, which Consultant may owe a third party; (iii) Consultant owns or has properly obtained all applicable rights in and to the Inventions and Works and Materials (as such terms are defined in the Inventions Agreement) devised, developed, designed, discovered, reduced to practice or otherwise utilized by Consultant in the course of providing the Services described in Appendix A, and such Inventions and Works and Materials do not, and shall not, infringe upon, or otherwise violate any rights of, any third party; (iv) this Agreement does not conflict with any other agreement or term of employment applicable to or binding upon Consultant and Consultant will promptly notify Trestle in the event that any such conflict does arise during the term hereof; and (v) Consultant shall render the Services to be performed hereunder in compliance with all material laws, statutes, ordinances, orders, rules and regulations, including stock exchange rules.

6.  Indemnification. Consultant shall indemnify, defend and hold harmless Trestle from and against any and all liability, loss, damage, expense, claims or suits arising out of: (i) Consultant’s breach of this Agreement, including any representation or warranty contained herein; or (ii) any grossly negligent or willful act or omission by Consultant or his employees, associates, consultants, agents, representatives, assignees or successors in interest, which occurs pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement. Trestle shall indemnify, defend and hold harmless Consultant from and against any and all liability, loss, damage, expense, claims or suits arising out of: (i) Trestle’s breach of this Agreement, including any representation or warranty contained herein; or (ii) the Services provided by Consultant, provided such claim does not in any manner arise from: (A) Consultant’s breach of this Agreement, including any representation or warranty contained herein, or (B) Consultant’s, or his employees, associates, consultants, agents, representatives, assignees or successors in interest, grossly negligent or willful act or omission which occurs pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement.

7.  Termination. This Agreement may be terminated immediately by either Party upon a material breach by the other Party. For purposes of this Agreement, a material breach by either shall include Trestle’s failure to timely pay Consultant’s Fees and Expenses in accordance with the Description of Work in Appendix A. A material breach by Consultant shall include, without limitation: (i) failure to adhere to the material terms and conditions of this Agreement; (ii) any conduct by Consultant that (in the good faith determination of Trestle) would materially injure the goodwill or reputation of Trestle; (iii) Consultant’s breach of any representation or warranty; and (iv) non-performance of the duties under this agreement. In the case of a change in control of the Trestle, at its sole discretion, Trestle may terminate this agreement by giving 30 days notice. For purpose of this agreement, change of control will constitute a change in ownership of more that fifty percent of the Company’s common stock within a ninety-day period.

8.  Effect of Termination. In the event of any termination of this Agreement prior to completion of the Term, other than for change of control, and in accordance with the specifications of Section 8 hereof, Trestle agrees to pay Consultant any unpaid balance due for work performed up to and including the date of termination. Upon termination, Consultant will return to Trestle all material containing Confidential Information (as defined in the Inventions Agreement) and all records, data, notes, reports, printouts, sketches, material, equipment and other documents or property, and all reproductions of any of the foregoing, furnished by Trestle or developed or prepared by Consultant in connection with the Services.

9.  Notices. Any and all notices or other communications required or permitted to be given by either Party to the other shall be in writing and may be transmitted either by personal delivery by a national courier service or by mail, certified postage prepaid, with return receipt requested. Notices shall be deemed duly served and given when personally delivered to the Party to whom directed or any of its officers, or, in lieu of such personal service, three days after being deposited in the United States Mail, certified mail, return receipt requested, postage prepaid, addressed as follows:

To Trestle:Trestle Holdings, Inc.

199 Technology Dr. Suite 105

Irvine, CA 92618

Facsimile: (949) 673-1058

Attention: Barry Hall

To Consultant:Michael Doherty

137 Channel Pointe Mall

Marina del Rey, CA 90292

Facsimile: (310) 473-7175

10.  Entire Agreement. This Agreement, together with the Appendices hereto, and the Inventions Agreement, shall constitute the entire agreement between the Parties hereto with respect to the retention of Consultant by Trestle, and contains all of the covenants and agreements between the Parties with respect to that retention in any manner whatsoever. Each Party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, or in the Inventions Agreement, and that no other agreement, statement, or promise not contained in this Agreement, or the Inventions Agreement, shall be valid or binding.

11.  Modification. This Agreement may not be amended except by a written agreement modifying the appropriate document duly executed by Consultant and an officer of Trestle.

12.  Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. Consultant’s duties, obligations, rights and privileges hereunder may not be delegated or assigned in any manner without Trestle’s prior written consent, which shall be provided or withheld in Trestle’s sole discretion. The benefits hereunder with respect to the rights of Trestle may be assigned by Trestle to any other corporation or other business entity which succeeds to all or substantially all of the business of Trestle through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of Trestle.

13.  Effect or Waiver. Waiver by either of the parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

14.  Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction such provision shall be deemed amended to conform to the applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, but the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

15.  Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the law of the State of California, without reference to the conflict of laws principles thereof. Any conflict or dispute arising under this Agreement or the relationship between the Parties shall be resolved exclusively before a court of competent jurisdiction in Orange County, California.

16.  Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

17.  Survival. Sections 4, 5, 6 and 8-19 will survive the expiration or termination of this Agreement.

18.   Attorney’s Fees. The prevailing party in any litigation instituted under this Agreement shall, in addition to other remedies, be entitled to be reimbursed by the other party for all expenses of such litigation, including reasonable attorneys’ fees and expenses.

19.   Headings. The headings to the sections and Appendices of this Agreement are included merely for convenience of reference and do not affect the meaning of the language included therein.

20.    Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Consultant or Trestle, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Consultant or Trestle from such breach, that injury to the Consultant or Trestle from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Consultant or Trestle, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Consultant or Trestle.

21.   Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date written above.

TRESTLE HOLDINGS, INC.

By:
William Dallas
Chairman of the Compensation Committee

CONSULTANT
By:
             Michael Doherty

APPENDIX A

TO INDEPENDENT CONSULTING AGREEMENT
Description of Work

1.DETAILED DESCRIPTION OF WORK: As Executive Chairman, the Consultant will oversee the capitalization of the Company, investor relations and will provide strategic advice to the Chief Executive Officer. Additionally, Consultant agrees to assume the obligation of providing an administrative assistant to Mr. Roger Burledge from the commencement date until the termination of Mr. Burledge’s contract on March 31, 2006.

2.START DATE: June 1, 2005

3. COMPLETION DATE: May 31, 2006

4.PERSON(S) WHO ARE TO PERFORM THE WORK: Michael Doherty

5.AUTHORIZED REPRESENTATIVE OF TRESTLE:

The character of Consultant’s Services shall be subject to the assignment and direction of the Board of Directors and shall coordinate and report his activities to the Executive Committee and Audit Committee [

6.SCHEDULE PERFORMANCE:

If at any time during the performance of this contract any phase of the required tasks appears to be impossible of execution or if any phase cannot be completed on schedule, it is agreed that Consultant will notify Trestle within one (1) day of such determination. At the time of such notification Consultant shall explain to Trestle why a particular task is impossible to complete and propose alternative procedures for achieving the desired result.

7.REPORT SCHEDULE:

Consultant shall report regularly to the Executive Committee and Audit Committee on Consultant’s progress on the tasks enumerated above, and shall invoice Trestle monthly in arrears for work performed.

8.PAYMENT TERMS:
Consultant’s compensation will be $20,000 per month in advance, and shall bill on a monthly basis for work performed during the preceding month. Additionally, the Consultant shall be paid a monthly allowance of $2,500 in advance to cover expenses related of an administrative assistant.

All amounts to be paid in US Dollars to Consultant’s bank account by wire or electronic transfer.

9.EXPENSES:

The Company agrees that Consultants affiliated company, Doherty & Company shall have access to approximately 3,500 square feet of office space until September 26, 2005. From September 27, 2005 to May 31, 2006 Consultant shall have access to one office and appropriate space for an administrative assistant. Trestle agrees to reimburse Consultant for the following reasonable and customary expenses, against invoice with accompanying receipts. All expenses above $500 shall be pre-approved by the Compensation Committee prior to incurring into them:

	Yes	No
- Routine out-of-pocket expense	X
- Local travel		X
- Long distance travel at the direction of the Executive Committee	X
- Other - as approved in advance	X

APPENDIX B

CONFIDENTIALITY AND INVENTIONS AGREEMENT

Exhibit 99.2

CONSULTANT CONFIDENTIALITY AND INVENTIONS AGREEMENT

This Consultant Confidentiality and Inventions Agreement (the “Agreement”) is being presented to you as a requirement for you to work with or for Trestle Acquisition Corp., a Delaware corporation. This is an important legal document that affects your rights, and you should read it carefully and be sure you understand it thoroughly before signing. You are referred to in this Agreement as “you,” and Trestle Acquisition Corp. is referred to in this Agreement as the “Company.” The effective date of this Agreement is the date set forth below your signature.

You are being asked to sign this Agreement because you have been a Consultant of the Company’s predecessor and will be an Consultant or independent contractor of the Company or its subsidiaries. It is likely that you have been and/or will be exposed to Confidential Information (as defined below) of the Company. Like all well-run companies, the Company requires that you sign this Agreement to protect the legitimate rights of the Company in its intellectual property.

By signing this Agreement, you and the Company agree as follows:

1.    Definitions. For the purpose of this Agreement, the following terms have the following definitions:

    1.1    “Company Intellectual Property” means all of the Company’s trademarks (including the goodwill attached thereto), know-how, copyrights, copyright registrations and applications for registration, Patents, trade secrets, author’s rights, moral rights, right of publicity, and contract and licensing rights, and all other intellectual property rights of the Company as may exist now and/or hereafter come into existence, and all renewals and extensions thereof, whether registered or not.

    1.2    “Confidential Information” means as to any Person, any intellectual property or information, including but not limited to, information included within or relating to any Inventions and Works, formulas, patterns, compilations, programs, devices, methods, techniques and processes, financial information and data, business plans, business strategies, marketing plans, customer lists, price lists, cost information, information about Consultants, descriptions of inventions, process descriptions, descriptions of technical know-how, information and descriptions of new products and new product development, technical specifications and documentation, and pending or abandoned patent applications of a party, now known or in possession of, or hereafter learned or acquired, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use. Confidential Information may be written or oral, expressed in electronic media or otherwise disclosed, and may be tangible or intangible.

    1.3    “Employed” or “Employment” means, for purposes of this Agreement only, to be engaged in the performance of services for or on behalf of the Company or its subsidiaries. The term Employed is used herein for convenience purposes only and shall not necessarily imply that the legal relationship of an employer-Consultant exists.

    1.4    “Inventions and Works” means any work, invention or creation that is devised, developed, designed, discovered or reduced to practice by you at any time while you are or were Employed by the Company or Trestle (defined in Section 1.9 below), including, without limitation any and all (i) compositions or works of authorship, concepts, algorithms, software, computer programs, designs, flowcharts, schematics, techniques, know-how, methods, processes, procedures, improvements, hardware, products, devices, discoveries or inventions, whether or not patentable or copyrightable, and whether or not reduced to practice; or (ii) translations, modifications, derivations, corrections, additions, extensions, upgrades, improvements, compilations, abridgments, or other form in which you may directly or indirectly recast, transform or adapt any of the items described in clause (i) immediately above, or any Company Intellectual Property; provided, that an Invention and Work shall not include any work, invention or creation that fully qualifies under California Labor Code Section 2870, which provides that any provision in an employment agreement which provides that an Consultant shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the Consultant developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (1) relate, at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the Consultant for the employer.

    1.5    “Materials” means any product, prototype, sample, model, photograph or picture, document, instrument, sketch, drawing, design note, recording, report, plan, proposal, specification, manual, tape, and all reproductions, copies or facsimiles thereof, or any other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic, digital or other form, any Confidential Information of the Company or any Inventions and Works.

    1.6    “Patents” means (i) the patent rights in patents and patent applications, industrial design registrations, certificates of invention, patent disclosures and the inventions covered thereby, including, without limitation, the exclusive right to make, use and sell the subject inventions, (ii) any reexaminations, reissues, renewals or extensions of any and all of the foregoing patents or patent applications, and (iii) foreign counterparts of any and all of the foregoing, in each such case.

    1.7    “Person” means any individual, corporation, partnership, trust, government or regulatory authority, or other entity.

    1.8    “Proprietary Right” means any Patent, copyright, trade secret, name, mark, design, slogan, catch phrase or other trademark, or any other protected intellectual property right in any Confidential Information of the Company, Inventions and Works or any Materials.

    1.9    “Trestle” means Trestle Corporation, a Delaware corporation and wholly-owned subsidiary of Med Diversified, Inc., a Nevada corporation (“Med”), the assets and certain liabilities of which were acquired and assumed by the Company in that certain Asset Purchase Agreement dated April 16, 2003 and that certain Bill of Sale and Assignment and Assumption Agreement dated May 20, 2003 by and between the Company, Trestle and Med. Trestle is engaged in the business of developing, owning, using, licensing, marketing, and selling on a worldwide basis a series of microscopy and telemedicine products and services, including without limitation, (i) MedMicroscopy RT™, MedMicroscopy SL™, MedMicroscopy CL™ and other products developed from the same technology for microscopy applications, (ii) MedReach™ and other products developed from the same technology for telemedicine applications, (iii) MedScanner, (iv) Digital Slide, (v) MedWorkflow, (vi) High Throughput Scanner, (vii) Quality Control Image Analysis, and (viii) Tox Screen Image Analysis (the “Business”).

2.    Ownership of Inventions and Works.

    2.1    As between you on the one hand, and the Company on the other hand, you agree that all Confidential Information of the Company and all Inventions and Works, Materials and Proprietary Rights are the sole and exclusive property of the Company.

    2.2    As between you on the one hand, and the Company on the other hand, you also specifically acknowledge and agree that any tangible expression of any Confidential Information of the Company, Company Intellectual Property, Inventions and Works, Materials or Proprietary Rights were developed, made or invented exclusively for the benefit of and are the sole and exclusive property of the Company or its respective successors and assigns as “works for hire” under Section 201 of Title 17 of the United States Code.

    2.3    In the event that any Confidential Information of the Company, Inventions and Works, Materials or Proprietary Rights are deemed not to be a “work for hire” as a matter of law, you agree to assign, and do hereby irrevocably assign, to the Company all of your right, title and interest in and to such Confidential Information of the Company, Inventions and Works, Materials or Proprietary Rights. You further agree to take any actions, including the execution of documents or instruments, which the Company may reasonably require to effect your assignment of rights pursuant to this Section 2.3, and you hereby constitute and appoint, with full power of substitution and resubstitution, the Company as your attorney-in-fact to execute and deliver any documents or instruments which you have agreed to execute and deliver pursuant to this Section 2.3.

    2.4    You also agree that you will assist the Company in applying for and obtaining both domestic and foreign patents, as the case may be, on all Confidential Information of the Company, Inventions and Works, Materials, and Proprietary Rights that the Company deems to be patentable, and that you will execute all documents and perform all acts which the Company reasonably deems necessary or desirable to obtain such patents or otherwise to vest in the Company full and exclusive right, title and interest in and to the Confidential Information of the Company, Inventions and Works, Materials, and Proprietary Rights, to protect the same against infringement by others and otherwise to aid the Company in connection with any continuations, renewals or reissues of any patents, or in the conduct of any proceedings or litigation in regard thereto. If there are any expenses incurred in procuring and protecting the above-described patents, such expenses will be paid by the Company.

3.    Confidentiality.

    3.1    You also agree to protect the Company’s Confidential Information and any Confidential Information provided to the Company by a third party in confidence, by agreeing that you will not, at any time from and after the date hereof and throughout perpetuity, directly or indirectly, disclose, reveal or give access to all or any portion of any such Confidential Information (including any facilities, apparatus or equipment which embody or employ all or any portion of the Confidential Information), to any Person without the written consent of the Company, except to Persons designated or Employed (i) by the Company or (ii) in the case of Confidential Information provided to the Company by a third party, by that third party.

    3.2    Without the prior written consent of the Company, as the case may be, you agree that you will not, directly or indirectly, use or exploit any Confidential Information of the Company or any Confidential Information provided to the Company by a third party in confidence at any time throughout perpetuity for any purpose other than in connection with your Employment duties and obligations, including without limitation, using any such Confidential Information to induce or attempt to induce any Person to cease doing business or not to commence doing business with the Company, or to solicit or assist in the solicitation of the business of any customer for any products or services of a third party competing with those products and services offered and sold by the Company.

    3.3    Additionally, you agree that, upon the earlier of either the written request of the Company, or upon termination of your Employment, you will deliver to the Company all Confidential Information of the Company or any Confidential Information provided to the Company by a third party in confidence that you have in your possession or control.

4.    Disclosure Requirements.

    4.1    In order to avoid any ambiguity in connection with the creation of any Inventions and Works, you agree to disclose in writing to the Company complete details on any work, invention or creation related in any manner to the Business that was devised, developed, designed, discovered or reduced to practice by you prior to the time you were Employed by the Company, and any Inventions and Works that are devised, developed, designed, discovered or reduced to practice by you at any time while you are or have been Employed by the Company. Such disclosure shall be made at the time you sign this Agreement with respect to any work, invention or creation that was devised, developed, designed, discovered or reduced to practice by you prior to the time you were Employed by the Company, and promptly upon development, design or discovery of any Inventions and Works, and shall be disclosed in writing pursuant to the form attached as Exhibit “A” to this Agreement, or such other form as the Company, respectively, may from time to time provide.

    4.2    You also agree to promptly notify the Company of any Patent that is applied for by, or issued to you or any copyright registration that is filed by you (“Copyright Registration”). Such notice shall be in writing on the form attached as Exhibit “B” to this Agreement, or on such other form as the Company may from time to time provide.

5.    Covenant Not to Solicit.
For so long as you are Employed by the Company and for one year thereafter, you agree not to solicit or cause to be solicited for employment by you or any third party, any person who is as of the date of such solicitation or who was within the 12-month period prior to the date of such solicitation an Consultant of the Company or any subsidiary or affiliate of the Company.

6.    Status.

You agree that this Agreement does not grant you any rights to be Employed by the Company and, unless there exists a separate agreement that governs the terms of your Employment by or services to the Company, your Employment will remain “at will.” This Agreement will remain in full force and effect notwithstanding your voluntary or involuntary termination as an Consultant, independent contractor, and/or your subsequent additional or revised Employment as an Consultant of the Company.

7.    Business Opportunities.

For so long as you are Employed by the Company, you will not, without the prior written consent of the Company (which consent may be withheld by the Company in the exercise of its absolute discretion), engage, directly or indirectly, in any business, venture or activity that you are aware or reasonably should be aware that the Company or any affiliate of the Company is engaged in, intends at any time to become engaged in, or might become engaged in if offered the opportunity, or in any other business, venture or activity if the Company reasonably determines that such activity would adversely affect the business of the Company or any affiliate thereof or the performance by you of any of your duties or obligations to the Company. Notwithstanding the foregoing, nothing contained in this provision will prohibit you from owning less than 1% of the issued and outstanding securities of a publicly held entity.

8.    Notices.

Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either by personal service, overnight courier, or by registered or certified mail, postage prepaid, duly addressed to the Chairman of the Board of Directors of the Company at its then principal place of business. Any such notice to you shall be given in a like manner, and, if mailed, shall be addressed to you at your home address then shown in the files of the Company. For the purpose of determining compliance with any time limit herein, a notice, if sent by mail, shall be deemed given on the date it is so deposited in the United States mail.

9.    Miscellaneous Provisions.

    9.1    Injunctive Relief. You agree that in the event of any breach by you of any of the covenants and agreements set forth in Sections 2, 3, 4, and 5 hereof, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by it as a result of such breach and would not have adequate remedy at law in such event. You therefore agree that, in addition to any other remedy available at law or in equity, in the event of such breach, the Company shall be entitled to seek and receive specific performance and temporary, preliminary and permanent injunctive relief from violation of any of those covenants and agreements from any court of competent jurisdiction without necessity of proving the amount of any actual damage to the Company resulting from such breach.

    9.2    Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. Your duties, obligations, rights and privileges hereunder may not be delegated or assigned by you in any manner without the Company’s prior written consent, which shall be provided or withheld in the Company’s sole discretion. The benefits hereunder with respect to the rights of the Company may be assigned by the Company to any other corporation or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company.

    9.3    Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction such provision shall be deemed amended to conform to the applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, but the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

    9.4    Controlling Law. ALL OF THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO RESIDENTS OF THAT STATE ENTERING INTO CONTRACTS TO BE PERFORMED SOLELY WITHIN SUCH STATE.

    9.5    Waiver. Waiver by either of the parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

    9.6    Survival of Your Obligations. Your obligations hereunder shall survive the termination of your Employment with the Company or the rendering of services to the Company, as applicable, regardless of the reason or cause for such termination.

    9.7    Attorneys’ Fees. The prevailing party in any litigation instituted under this Agreement shall, in addition to other remedies, be entitled to be reimbursed by the other party for all expenses of such litigation, including reasonable attorneys’ fees.

    9.8    Prior Employment. So as to avoid any potential liability of the Company for your prior actions, you hereby represent and warrant to the Company that, except as otherwise disclosed to the Company in writing, you are not a party to any confidentiality, non-disclosure, non-solicitation, non-competition or similar agreement with any former employer and that the performance of your duties for the Company will not breach any agreement with, or obligation owed to, a former employer.

    9.9    Notification of Subsequent Employer. The Company may, without notifying you, notify any of your subsequent employers of your rights and obligations under this Agreement.

    9.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

    9.11    Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereto and into which all prior agreements and negotiations are merged.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date hereof.

TRESTLE ACQUISITION CORP. By: Name: Date:	CONSULTANT: ________________________ By: Name: 1. Date:

EXHIBIT A
NOTICE OF INVENTIONS AND WORKS

Pursuant to Section 4.1 of that certain Consultant Confidentiality and Inventions Agreement (the “Agreement”) between Trestle Acquisition Corp. (the “Company”) and myself, I hereby disclose full and complete details of the following work, invention or creation that I devised, developed, designed, discovered or reduced to practice prior to the time I was Employed (as defined in the Agreement) by the Company, and any Inventions and Works (as defined in the Agreement) that I devised, developed, designed, discovered or reduced to practice while I am or have been Employed by the Company (I have attached additional sheets if the space provided herein is insufficient):

I agree to provide such further information regarding the foregoing as may be requested by the Company.

Name: __________________________

Date: __________________________

EXHIBIT B
NOTICE OF PATENT/COPYRIGHT REGISTRATION

Pursuant to Section 4.2 of that certain Consultant Confidentiality and Inventions Agreement (the “Agreement”) between Trestle Acquisition Corp. (the “Company”) and myself, I hereby notify the Company that I have applied for or obtained the following described Patent (as defined in the Agreement) or filed the following Copyright Registration (as defined in the Agreement):

[Patent Application. Number: _______] [Filing Date: ________]

[Patent Number: _______] [Issue Date: ________]

[Copyright Registration Number: _______]

General Description of the subject matter of the foregoing:

I agree to provide such further information regarding such Patent/Copyright Registration as may be requested by the Company.

Name: __________________________

Date: __________________________